For Immediate Release

Contacts:	Linda H. Simmons	William C. DeWitt
Chief Financial Officer	Corporate Communications
(401) 456-5015 Ext. 1652	(401) 456-5015 Ext. 1541

Bancorp Rhode Island, Inc. Announces First Quarter 2007 Earnings of $2.2 Million

Commercial Loan Growth Continues; Expenses Decline

PROVIDENCE, R.I., April 26, 2007 – Bancorp Rhode Island, Inc. (NASDAQ: BARI), the parent company of Bank Rhode Island, today announced net income for the first quarter of 2007 of $2.2 million. This represents a $653,000, or 43 percent, increase from net income of $1.5 million in the first quarter of 2006. The company’s diluted earnings per share (EPS) were $0.44 for the first quarter of 2007, an increase of 41 percent from diluted EPS of $0.31 in the first quarter of 2006.

GAAP earnings and GAAP EPS for the first quarter of 2006 reflected a non-recurring pre-tax loss of $868,000. Excluding the loss, operating earnings for the first quarter of 2006 were $2.1 million, or $0.43 per share. Operating earnings for the first quarter of 2007 increased 4 percent and diluted EPS increased 3 percent from the first quarter of 2006. (See reconciliation of non-GAAP financial information for pro forma net income and pro forma net income per share.)

Total deposits grew $12.2 million in the first quarter to $1.03 billion, up from $1.02 billion at year-end 2006. The company achieved year-over-year growth in all major deposit categories and quarter-over-quarter growth in NOW, savings and certificate of deposit balances.

In the first quarter of 2007, the bank’s commercial loan portfolio increased by $12.7 million to $532.5 million. This represents a 2 percent increase over $519.8 million in the fourth quarter of 2006, and a 21 percent increase over $441.5 million in the first quarter of 2006. Nonperforming loans remain at nominal levels.

Noninterest expense was $9.5 million in the first quarter of 2007, a decrease of $1.3 million from $10.8 million in the first quarter of 2006. Excluding the aforementioned non-recurring pre-tax loss of $868,000, noninterest expense decreased by $445,000, or 4 percent.

Net interest margin for the first quarter of 2007 was 2.97 percent, compared to 2.91 percent for the fourth quarter of 2006.

“Our balance sheet and earnings results clearly demonstrate the continued successful execution of our strategic plan,” said Bancorp Rhode Island, Inc. president and chief executive officer Merrill W. Sherman. “We are pleased with the outcome of the first quarter, which reflects the continued conversion of our balance sheet to a more commercial profile. Additionally, over the past 18 months, we have implemented several initiatives to reduce our overhead, and the year-over-year decline in expenses is a strong indication that our actions are producing results. We look forward to continuing to deliver value to all of our shareholders.”

In an effort to provide investors information regarding the company's results, the company has disclosed certain non-GAAP information, which management believes provides useful information to the investor. This information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP information, which may be presented by other companies.

The company’s board of directors approved a dividend of $0.15 per share. The dividend will be paid on June 6, 2007 to shareholders of record on May 16, 2007.

Bancorp Rhode Island, Inc. will host a conference call at 10:00 a.m. Eastern Time on Thursday, April 26, to discuss its first quarter 2007 earnings. The conference call can be accessed by dialing toll free (888) 868-9079 or via webcast at the company's website, www.bancorprhodeisland.com.

There will be a playback of the call available until 11:59 p.m. EST on Saturday, April 28. The replay dial-in number is (877) 519-4471. When prompted, enter the conference ID number 8540016. The webcast will be archived on the "Investor Relations" page of the company's website at http://www.bancorprhodeisland.com/bri/investor_relations.asp.

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 16 branches throughout Providence, Kent and Washington Counties.

This release may contain "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.